Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
INCLUDING PREFERRED STOCK DIVIDENDS
						Six Months Ended
	Years ended December 31,					June 30,
In millions of dollars, except for ratios	2016	2015	2014	2013	2012	2017	2016
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$7,211	$6,869	$7,998	$9,941	$12,922	$4,584	$3,550
Interest factor in rent expense	361	414	460	460	496	175	184
Dividends--Preferred Stock	1,077	769	511	194	26	621	532
Total fixed charges	$8,649	$8,052	$8,969	$10,595	$13,444	$5,380	$4,266

Income
Income from continuing operations before taxes and noncontrolling interests	$21,477	$24,826	$14,701	$19,802	$8,165	$11,659	$10,757
Fixed charges (including preferred stock dividends)	8,649	8,052	8,969	10,595	13,444	5,380	4,266
Total income	$30,126	$32,878	$23,670	$30,397	$21,609	$17,039	$15,023

Ratio of income to fixed charges excluding interest on deposits	3.48	4.08	2.64	2.87	1.61	3.17	3.52

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$12,511	$11,921	$13,690	$16,177	$20,612	$7,602	$6,060
Interest factor in rent expense	361	414	460	460	496	175	184
Dividends--Preferred Stock	1,077	769	511	194	26	621	532
Total fixed charges	$13,949	$13,104	$14,661	$16,831	$21,134	$8,398	$6,776

Income
Income from continuing operations before taxes and noncontrolling interests	$21,477	$24,826	$14,701	$19,802	$8,165	$11,659	$10,757
Fixed charges (including preferred stock dividends)	13,949	13,104	14,661	16,831	21,134	8,398	6,776
Total income	$35,426	$37,930	$29,362	$36,633	$29,299	$20,057	$17,533

Ratio of income to fixed charges including interest on deposits	2.54	2.89	2.00	2.18	1.39	2.39	2.59

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and non-controlling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.